UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Valeant Pharmaceuticals International

(Exact name of registrant as specified in its charter)

Delaware	33-0628076

(State of incorporation or organization)	(I.R.S. Employer
Identification No.)

One Enterprise
Aliso Viejo, California	92656

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates:___(if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $.01 per share (and associated Preferred Stock Purchase Rights)	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
     On May 15 , 2009, Valeant Pharmaceuticals International, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, as Rights Agent entered into Amendment No. 3 (“Amendment No. 3”) to the Rights Agreement by and between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of November 2, 1994, as amended by Amendment No. 1 to the Rights Agreement, dated as of October 5, 2004 (“Amendment No. 1”) and Amendment No. 2 to the Rights Agreement, dated as of June 5, 2008 (“Amendment No. 2,” and as so amended by the Amendments No. 1 and No. 2, the “Rights Agreement”).
     Amendment No. 3 amends the Rights Agreement to exempt an “Institutional Investor” owning less than 30% of the Company’s then-outstanding Common Stock from being an “Acquiring Person” under the Rights Agreement. Except to the extent expressly modified by Amendment No. 3, the Rights Agreement, as previously amended by Amendments No. 1 and No. 2, remains in full force and effect in all respects.
     A copy of the Rights Agreement was previously filed as Exhibit 4.3 to the Company’s Registration Statement on Form 8-A filed on November 10, 1994, and incorporated herein by reference. A copy of Amendment No. 1 was previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 6, 2004, and is incorporated herein by reference. A copy of Amendment No. 2 was previously filed as Amendment No. 4 to the Company’s Registration Statement on Form 8-A/A filed on June 6, 2008, and is incorporated herein by reference. The foregoing description of Amendment No. 3 is qualified in its entirety by the full text of Amendment No. 3 which is attached hereto as Exhibit 4.4 and incorporated herein by reference.
Item 2. Exhibits.

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended September 30, 2003, filed by the Company on November 12, 2003).

3.2	Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, dated October 5, 2004, filed by the Company on October 6, 2004).

3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated February 20, 2008, filed by the Company on February 25, 2008).

4.1	Form of Rights Agreement, dated as of November 2, 1994, by and between Valeant Pharmaceuticals International and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form 8-A, filed by the Company on November 10, 1994).

4.2	Amendment No. 1 to Rights Agreement, dated as of October 5, 2004, by and between Valeant Pharmaceuticals International and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed by the Company on October 6, 2004).

4.3	Amendment No. 2 to Rights Agreement, dated as of June 5, 2008, by and between Valeant Pharmaceuticals International and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.3 to Amendment No. 4 to the Company’s Registration Statement on Form 8-A/A, filed by the Company on June 6, 2008).

4.4	Amendment No. 3 to Rights Agreement, dated as of May 15, 2009, by and between Valeant Pharmaceuticals International and American Stock Transfer & Trust Company, as Rights Agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL
By:	/s/ Steve T. Min
Steve T. Min
Executive Vice President, General Counsel

Dated: May 15, 2009

INDEX TO EXHIBITS

Exhibit No.	Description

4.4	Amendment No. 3 to Rights Agreement, dated as of May 15, 2009, by and between Valeant Pharmaceuticals International and American Stock Transfer & Trust Company, as Rights Agent.